Exhibit 10.2
SLM Corporation 2012 Omnibus Incentive Plan
2019 Performance Stock Unit Term Sheet

Pursuant to the terms and conditions of the SLM Corporation 2012 Omnibus Incentive Plan (the “Plan”), the Nominations, Governance, and Compensation Committee (the “Committee”) of the SLM Corporation Board of Directors hereby grants to _____________________ (the “Grantee”) on January 28, 2019 (the “Grant Date”) a target award (the “Award”) of ______ shares of Performance Stock Units (“PSUs”), which represent the right to acquire shares of common stock of SLM Corporation (the “Corporation”) subject to the following terms and conditions (this “Agreement”):

1.	Vesting Schedule. Unless vested earlier as set forth below, the Award will vest, and will be converted into shares of the Corporation’s common stock, based on the following vesting terms:

•
A specified number of the total PSUs granted to each executive shall vest in amounts based on the amount of (i) “Cumulative Charge-offs” (as that term is defined below) achieved by the Corporation for the period from January 1, 2019 through December 31, 2021 in the aggregate, as shown on the attached chart in Appendix A, and on the date specified in this Agreement below and (ii) “Pre-tax, pre-provision income” (as that term is defined below) as of the year ended December 31, 2021, as shown on the attached chart in Appendix A, and on the date specified in this Agreement below. Both Cumulative Charge-offs and Pre-tax, pre-provision income shall we weighted equally (at 50% each) in calculating the number of PSUs that shall vest hereunder. After the Committee has calculated each performance factor, it shall apply a total stock return (“TSR”) modifier that shall adjust the total number of vested PSUs upward or downward, by as much as 25 percent in either direction, as shown on the attached chart in Appendix A. Each vested PSU shall be settled in shares of the Corporation’s common stock.

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“Cumulative Charge-offs” shall be defined as the Corporation’s cumulative charge-offs for the period from January 1, 2019 through December 31, 2021 on the fourth quarter 2018 full principal and interest repayment cohort.

•
“Pre-tax, pre-provision income” shall be defined as the Corporation’s net interest income plus non-interest income (excluding the impact from indemnified tax positions and gains/losses on derivatives and hedging activities, net) less total non-interest expense as of the year ended December 31, 2021.

•
“TSR” shall be determined with respect to the Corporation and the members of its Peer Group (as that term is defined below) by dividing (i) the difference (whether positive or negative) between such company’s twenty (20) day trading average concluding on December 31, 2018 and such company’s twenty (20) day trading average concluding on December 31, 2021 for the three-year performance period by (ii) such company’s twenty (20) day trading average concluding on December 31, 2018. Both twenty (20) day averages will assume dividend reinvestment on the ex-dividend dates, as applicable. If December 31, 2018 or December 31, 2021 are not trading dates, the twenty (20) day trading average concluding on the immediately preceding trading date shall be the applicable average for purposes of determining the Corporation’s or any Peer Group member’s TSR. Also for this purpose, each trading average will include only trading days, which will be determined on a separate basis for the Company and each Peer Group member, based on trading on the primary exchange on which such company’s shares are traded. Any non-cash distributions shall be ascribed such dollar value as may be determined.

•	The “Peer Group” of the Corporation is set forth in Appendix A.

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The performance goals shall equitably and proportionally be adjusted to preserve the intended incentives of PSUs and exclude or mitigate the impact of, as the case may be, the following: (i) amortization, depreciation or impairment of tangible or intangible assets, (ii) litigation or claim judgements or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results, (iv) any reorganization and restructuring program effects, (v) any extraordinary, non-recurring items, (vi) discontinued operations, categories or segments, (vii) mergers, acquisitions, and dispositions, and (viii) the effects of a stock split, reverse stock split, spin off, extraordinary stock dividend, or other equity restructuring events.

•	The calculation of Cumulative Charge-offs, Pre-tax, pre-provision income and TSR shall be independently validated by the Chief Risk Officer of the Corporation and approved by the Committee.

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PSUs shall vest on the later of (i) the three-year anniversary of the Grant Date or (ii) the date by which the Nominations, Governance, and Compensation Committee has approved each of (A) the level of attainment of the Cumulative Charge-offs and Pre-tax, pre-provision income performance factors and (B) the application of the TSR modifier (such later date, the “Vesting Date”).

•	The Committee has discretion to decrease the shares issuable pursuant to any PSU Award.

2.
Employment Termination; Death; Disability. Except as provided below, if the Grantee (i) voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason or (ii) his or her employment is terminated by the Corporation (or one of its subsidiaries) for Misconduct, as determined by the Corporation (or one of its subsidiaries) in its sole discretion, he or she shall forfeit any portion of the Award that has not been converted into shares of the Corporation, in either case, as of the date of such termination of employment (for the avoidance of doubt, even if the applicable performance periods are complete). For purposes of this Agreement, “Misconduct” is defined as an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules; an unauthorized disclosure of any Corporation trade secret or confidential information; any conduct constituting unfair competition; inducing any customer of the Corporation to breach a contract with the Corporation or any principal for whom the Corporation acts as agent to terminate such agency relationship; or engaging in any other act or conduct proscribed by the senior human resources officer as Misconduct.

If not previously vested, the Award will continue to vest, and will be settled in shares of the Corporation’s common stock, subject to the original performance goals and performance period set forth above on the original vesting terms set forth above and the Vesting Date in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than for Misconduct, as determined by the Corporation in its sole discretion, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) and meets the Corporation’s retirement eligibility requirements under the Corporation’s then current retirement eligibility policy, which shall be determined by the Corporation in its sole discretion.

If not previously vested, the Award will vest, and will be settled in shares of the Corporation’s common stock, at the target levels set forth above, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The unvested portion of the Award shall be forfeited upon termination of employment due to Misconduct, as determined by the Corporation in its sole discretion.

Notwithstanding anything stated herein, the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers.

3.	Change in Control. Notwithstanding anything to the contrary in this Agreement:

(a)
In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall vest at the 100% target level set forth in the vesting schedule herein; provided, however, the settlement of the accelerated portion of the PSUs into shares of the Corporation’s common stock (i.e., the settlement of the Award) will nevertheless be made at the same time or times as if such PSUs had vested in accordance with the vesting schedule set forth in Section 1 or, if earlier, upon the termination of Grantee’s employment for reasons other than Misconduct.

(b)
If Grantee’s employment shall terminate within twenty-four months following a Change in Control for any reason other than (i) by the Corporation for Misconduct, as determined by the Corporation in its sole discretion or (ii) by Grantee’s voluntary termination of employment that is not a Termination of Employment for Good Reason, as defined in the Change of Control Severance Plan for Senior Officers (if applicable to Grantee), any portion of the Award not previously vested shall immediately become vested, and shall be settled in shares of the Corporation’s common stock, upon such employment termination.

4.
Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid in cash currently except in the case of fractional shares as set forth below. Instead, an account established on behalf of the Grantee will be credited with an amount equal to such dividends, which amount shall be reinvested in additional shares of the Corporation’s common stock (“Dividend Equivalent”). The value of the Dividend Equivalents will be calculated in the same manner as dividends paid to holders of common stock. Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject and shall be subject to adjustment based on the same performance measures applicable to the underlying PSUs and shall be payable at the same time that the underlying PSUs are payable. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.
Section 409A. For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all PSUs provided under this Agreement and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance or some lesser portion of the balance, of the PSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated PSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the PSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1-409A-1(i) and (z) the settlement of such PSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such PSU during such six (6) month period will accrue and will not be made until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), the such PSUs will be settled.

6.
Clawback Provision. If the Board, or an appropriate committee thereof, determines that, (a) any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct or (b) the Grantee has committed a material violation of corporate policy or has committed fraud or Misconduct, then the Board or such committee may, in its sole discretion, require reimbursement of any compensation resulting from the vesting of PSUs and the cancellation of any outstanding PSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three-year period following the date on which the conduct resulting in the material misstatement occurred or the date such violation, fraud or Misconduct occurred as determined by the Board or the applicable committee. The Board or such committee shall consider all factors, with particular scrutiny when one of the Senior Vice Presidents or above are involved, in determining whether and to what extent such involvement described herein occurred and the amount of such reimbursement. Notwithstanding anything to the contrary herein, this provision shall be subject to adjustment and amendment to conform with any subsequently adopted policy or amendment relating to the clawback of compensation as may be adopted by the Board or an appropriate committee thereof.

7.
The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of Common Stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.
As an essential term of this Award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. By accepting this Award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

9.
The Corporation may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by Grantee.

10.	Capitalized terms not otherwise defined herein are defined in the plan.